                                                                    Exhibit 23.1


                        CONSENT OF KPMG PEAT MARWICK LLP


The Board of Directors
The 3DO Company:

We consent to incorporation by reference herein of our report dated May 9, 1996, except as to Note S, which is as of May 30, 1996, relating to the consolidated balance sheets of The 3DO Company and subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended March 31, 1996, which report appears in the March 31, 1996, annual report on Form 10-K of The 3DO Company. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


                                                          KPMG Peat Marwick LLP


San Jose, California
February 26, 1997